UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 12, 2021

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Saginaw Drive

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer, Principal Financial and Accounting Officer

On December 6, 2021, Adverum Biotechnologies, Inc. announced that Rupert D’Souza, Ph.D., M.B.A., has joined Adverum as Adverum’s Chief Financial Officer, effective December 6, 2021. Dr. D’Souza also assumed the role of Principal Financial Officer and Principal Accounting Officer of Adverum. Dr. D’Souza replaces Jack Thrift in these roles who, as previously announced, was Adverum’s Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer. Mr. Thrift ceased to function in those roles with the appointment of Dr. D’Souza.

Dr. D’Souza, age 62, served as Chief Financial Officer Consultant at Replay Holdings, LLC, a venture capital-funded, gene therapy-focused, biotechnology holding company, from August 2020 to December 2021, in which position he was responsible for leading all finance and human resources activities. Prior to Replay Holdings, Dr. D’Souza was the Founder and Chief Financial Officer Consultant at RMND LLC, a business development agency, from April 2018 to July 2020, in which role he was responsible for providing finance consulting services primarily to biopharma companies. Prior to that, Dr. D’Souza was a Chief Financial Officer Consultant at Armanino LLP from December 2015 to March 2019, responsible for providing finance and business advisory services both to Armanino and several Armanino clients in various industries. Prior to 2015, Dr. D’Souza held roles of increasing responsibility at several companies, including, BioMarin Pharmaceuticals, UTStarcom Inc. and Genentech. Dr. D’Souza received a B.Tech. in Chemical Engineering from Indian Institute of Technology, Bombay, a Ph.D. in Chemical and Biomolecular Engineering from Georgia Institute of Technology, and an M.B.A from The University of Chicago Booth School of Business.

Pursuant to an employment offer letter between Adverum and Dr. D’Souza entered into on November 12, 2021, Dr. D’Souza will receive the following compensation: (a) an annual base salary of $425,000; (b) an annual bonus, with a target amount of 40% of his base salary; and (c) an option to purchase 400,000 shares of Adverum common stock with an exercise price per share equal to the closing price of the common stock on the date of grant, which shall vest as to 25% of the shares on the first anniversary of Dr. D’Souza’s the hire date and 1/48th of the total shares per month thereafter.

Adverum and Dr. D’Souza have also entered into a Change in Control and Severance Agreement pursuant to which, among other things, in the event Adverum terminates Dr. D’Souza’s employment other than for “cause” or Dr. D’Souza resigns his employment due to the occurrence of a “constructive termination” (as those terms are defined in the agreement, a “Covered Termination”), Dr. D’Souza will receive severance benefits as follows: (a) if the Covered Termination occurs during the period beginning three months prior to, and ending 12 months after, a change in control of Adverum, Dr. D’Souza will receive cash severance of 12 months base salary, full vesting of his equity awards, and 12 months healthcare premium coverage; and (b) if the Covered Termination occurs other than during that period, Dr. D’Souza will receive cash severance of nine months base salary and nine months healthcare premium coverage. These severance payments are subject to reduction in the event that such a reduction would result in a best after tax outcome for Dr. D’Souza.

In addition, Adverum and Dr. D’Souza have entered into Adverum’s standard form of Indemnification Agreement for directors and executive officers providing for indemnification of Dr. D’Souza under certain circumstances. Adverum’s form of Indemnification Agreement for directors and executive officers is filed as Exhibit 10.1 to Adverum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adverum Biotechnologies, Inc.

Date: December 6, 2021	By:	/s/ Laurent Fischer
Laurent Fischer, M.D.
President and Chief Executive Officer